For Information, contact:
Craig Dynes
Chief Financial Officer
Pegasystems Inc.
(617) 866-6020
Craig.dynes@pega.com

Pegasystems Reports Revenue of $35.7 Million and a Net Profit for the Second Quarter

Revenue for first half of 2007 up 29% from 2006

CAMBRIDGE, Mass. - August 7, 2007 - Pegasystems Inc. (NASDAQ: PEGA) today announced its second quarter 2007 results. Total revenue for the quarter was $35.7 million, up 30% from the second quarter of 2006. License revenue increased $3.5 million, or 52%, from the second quarter of 2006. Services revenue increased $4.8 million, or 23%, from the second quarter of 2006.

Net income for the second quarter of 2007 was $0.6 million, compared to a net loss of $0.3 million in the second quarter of 2006. During the second quarter, the Company generated $4.3 million in cash flow from operations and ended the period with $141.1 million in cash and short-term investments.

The following table shows selected financial information for the three and six months ended June 30, 2007 and 2006:

(In millions, except per share data and percentages)
	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
	--------	--------	--------	--------
Total Revenue	$ 35.7	$ 27.3	$ 73.2	$ 56.5
License Revenue	$ 10.3	$ 6.8	$ 22.4	$ 13.8
% of Total Revenue	29%	25%	31%	24%
Services Revenue	$ 25.3	$ 20.5	$ 50.7	$ 42.7
% of Total Revenue	71%	75%	69%	76%
Gross Profit	$ 21.3	$ 16.3	$ 43.3	$ 31.4
Loss from Operations	$ (0.9)	$ (3.0)	$ (1.2)	$ (5.7)
Net Income (Loss)	$ 0.6	$ (0.3)	$ 1.7	$ (1.2)
Earnings (Loss) per Share, Basic	$ 0.02	$ (0.01)	$ 0.05	$ (0.03)
Earnings (Loss) per Share, Diluted	$ 0.02	$ (0.01)	$ 0.04	$ (0.03)

Alan Trefler, chairman and CEO, Pegasystems commented, "We made strong progress on a number of fronts in the second quarter. The majority of our license signings in the quarter came from existing customers, consistent with our target account strategy. New customers include an international insurer with operations in 50 countries; a financial services company serving three million customers in the western U.S.; and an east coast health insurer serving over three million members.

Mr. Trefler continued, "Eighteen of our customers' BPM project implementations were completed and went live. We released a new version of our Customer Process Manager (CPM) solution framework used in call centers and multi-channel customer experience management. Analysts continue to laud our product capabilities. CPM is recognized by analysts as a leading offering in process-centric customer service, and the industry analyst firm Forrester Research once again highlighted Pegasystems as a leader in Human-Centric Business Process Management."

Craig Dynes, CFO, commented, "Our current financial statements show steady improvement from 2006. License revenue, services revenue and gross profit all show growth for the first six months of the year when compared to the first half of last year. Our cash position continues to set new records and we have been profitable for each of the first and second quarters. However, there is still much work to be done to accomplish our annual objectives."

Messrs. Trefler and Dynes will be hosting a conference call and live Webcast associated with this announcement at 9:00 a.m. ET on August 8, 2007. Dial-in information is as follows: (877) 704-5385 (domestic) or (913) 312-1303 (international).

If interested in listening to the Webcast, log onto http://www.pega.com at least 5 minutes prior to the event's broadcast, and click on the Webcast icon in the Investor Relations section. A replay of the call will also be available on http://www.pega.com in the Investor Relations section, Audio Archives link.

Forward-Looking Statements

Certain statements contained in this press release may be construed as "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995, including, without limitation, our expected revenue, profitability and cash flow from operations in 2007. The words "anticipate", "continue," "expect," "will," and similar expressions, among others, identify forward-looking statements, which speak only as of the date the statement was made. These statements are based on current expectations and assumptions and involve various risks and uncertainties, which could cause the Company's actual results to differ from those expressed in such forward-looking statements. These risks and uncertainties include, without limitation, variation in demand and the difficulty in predicting the completion of product acceptance and other factors affecting the timing of our license revenue recognition, the level of software renewals, our ability to develop new products and evolve existing ones, the impact on our business of the ongoing consolidation in the financial services and healthcare markets, our ability to attract and retain key personnel, reliance on key third party relationships and management of the Company's growth. Further information regarding these and other factors which could cause the Company's actual results to differ materially from any forward-looking statements contained in this press release is contained in the Company's Quarterly Report on Form 10-Q for the second quarter of 2007 and other recent filings with the Securities and Exchange Commission. The forward-looking statements contained in this press release represent the Company's views as of August 7, 2007. Investors are cautioned not to place undue reliance on such forward-looking statements and there are no assurances that the matters contained in such statements will be achieved. Although subsequent events may cause the Company's view to change, the Company does not undertake and specifically disclaims any obligation to publicly update or revise these forward-looking statements whether as the result of new information, future events or otherwise. The statements should therefore not be relied upon as representing the Company's view as of any date subsequent to August 7, 2007.

About Pegasystems

Pegasystems (NASDAQ: PEGA), the leader in Business Process Management, provides software to drive revenue growth, productivity and agility for the world's most sophisticated organizations. Customers use our award-winning SmartBPM (R) suite to improve customer service, reach new markets and boost operational effectiveness.

Our patented SmartBPM technology makes enterprise applications easy to build and change by directly capturing business objectives and eliminating manual programming. SmartBPM unifies business rules and processes into composite applications that leverage existing systems -- empowering businesspeople and IT staff to Build for Change (R), deliver value quickly and outperform their competitors.

Pegasystems' suite is complemented by best-practice frameworks designed for leaders in financial services, insurance, healthcare, government, life sciences, communications, manufacturing and other industries.

Headquartered in Cambridge, MA, Pegasystems has offices in North America, Europe and Asia. Visit us at www.pega.com.

All trademarks are the property of their respective owners.

PEGASYSTEMS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share-related data)

	June 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$ 14,731	$ 26,008
Short-term investments	126,400	101,750

Total cash and short-term investments	141,131	127,758
Trade accounts receivable, net of allowance for doubtful accounts of $365 in 2007 and 2006	35,125	31,985
Short-term license installments	15,205	21,790
Other current assets	8,361	9,065

Total current assets	199,822	190,598

Long-term license installments, net of unearned interest income	12,029	17,458
Equipment and improvements, net of accumulated depreciation and amortization	3,238	2,453
Computer software for internal use, net of accumulated amortization	823	1,054
Long-term deferred tax assets and other assets	6,155	99
Goodwill	2,346	2,346

Total assets	$ 224,413	$ 214,008

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accrued payroll related expenses	$ 7,841	$ 11,770
Accounts payable and accrued expenses	11,660	14,474
Deferred revenue	21,942	17,062
Current portion of capital lease obligation	9	63

Total current liabilities	41,452	43,369

Long-term deferred income taxes	-	2,344
Income taxes payable and other long-term liabilities	11,432	2,137

Total liabilities	52,884	47,850

Commitments and contingencies

Stockholders' equity:
Preferred stock, $.01 par value, 1,000,000 shares authorized; no shares issued and outstanding	-	-
Common stock, $.01 par value, 70,000,000 shares authorized; 36,171,921 and 35,308,978 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	362	353
Additional paid-in capital	125,074	118,027
Stock warrants	94	94
Retained earnings, including the cumulative effect of ($1,490) for the adoption of a new accounting pronouncement at January 1, 2007 (see footnote 4)	44,577	46,549
Accumulated other comprehensive income (loss):
Net unrealized loss on investments available-for-sale	(319)	(343)
Foreign currency translation adjustments	1,741	1,478

Total stockholders' equity	171,529	166,158

Total liabilities and stockholders' equity	$ 224,413	$ 214,008

PEGASYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Revenue:
Software license	$ 10,344	$ 6,801	$ 22,428	$ 13,799
Services	25,319	20,530	50,724	42,731

Total revenue	35,663	27,331	73,152	56,530

Cost of revenue:
Cost of software license	-	1	-	32
Cost of services	14,320	11,048	29,884	25,135

Total cost of revenue	14,320	11,049	29,884	25,167

Gross profit	21,343	16,282	43,268	31,363

Operating expenses:
Research and development	6,380	5,681	12,565	11,083
Selling and marketing	11,647	10,174	23,416	19,984
General and administrative	4,255	3,385	8,470	6,022

Total operating expenses	22,282	19,240	44,451	37,089

Loss from operations	(939)	(2,958)	(1,183)	(5,726)

Installment receivable interest income	282	454	558	901
Other interest income, net	1,639	1,483	3,184	2,598
Other income, net	98	403	78	648

Income (loss) before provision (benefit) for income taxes	1,080	(618)	2,637	(1,579)

Provision (benefit) for income taxes	433	(359)	970	(409)

Net income (loss)	$ 647	$ (259)	$ 1,667	$ (1,170)

Earnings (loss) per share, basic	$ 0.02	$ (0.01)	$ 0.05	$ (0.03)
Earnings (loss) per share, diluted	$ 0.02	$ (0.01)	$ 0.04	$ (0.03)

Weighted average number of common shares outstanding, basic	35,670	35,561	35,510	35,567
Weighted average number of common shares outstanding, diluted	38,017	35,561	37,822	35,567

Dividends per share	$ 0.03	$ 0.03	$ 0.06	$ 0.03

PEGASYSTEMS INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in thousands)

	Six months ended June 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$ 1,667	$ (1,170)
Adjustment to reconcile net income (loss) to cash flows from operating activities:
Stock option income tax benefits	(1,180)	(213)
Deferred income taxes	808	(878)
Depreciation, amortization, and other non-cash items	1,192	1,073
Stock-based compensation expense	696	835
Change in operating assets and liabilities:
Trade accounts receivable and license installments	8,875	11,556
Other current assets	783	(1,128)
Accounts payable and accrued expenses	(7,285)	174
Deferred revenue	4,880	4,077
Other long-term assets and liabilities	883	557

Cash flows from operating activities	11,319	14,883

Cash flows from investing activities:
Purchase of investments	(53,480)	(34,534)
Maturing and called investments	27,900	29,375
Investment in software, equipment and improvements	(1,504)	(1,297)

Cash flows from investing activities	(27,084)	(6,456)

Cash flows from financing activities:
Payments under capital lease obligation	(54)	(51)
Exercise of stock options	6,011	1,173
Tax benefit from vested stock options	1,180	213
Proceeds from the sale of stock under Employee Stock Purchase Plan	82	102
Dividend payments to shareholders	(2,120)	-
Repurchase of common stock	(914)	(3,481)

Cash flows from financing activities	4,185	(2,044)

Effect of exchange rate on cash and cash equivalents	303	165

Net increase (decrease) in cash and cash equivalents	(11,277)	6,548

Cash and cash equivalents, beginning of period	26,008	21,314

Cash and cash equivalents, end of period	$ 14,731	$ 27,862

Supplemental disclosures of cash flow information:
Cash paid during the year-to-date period for:
Interest	$ 1	$ 10
Income taxes	$ 1,053	$ 303
Non-cash financing activity:
Dividends payable	$ 1,088	$ 1,067